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                                                                      EXHIBIT 5



WHITEHEAD, PORTER & GORDON LLP
220 montgomery street, suite 1850   o   san francisco, ca 94104-3402
                                                       telephone: (415) 781-6070
                                                       Facsimile: (415) 788-6521


                                 August 16, 2002


Yosemite Mortgage Fund II, LLC
414 13th Street, Suite 400
Oakland, California 94612

Ladies and Gentlemen:

         We are acting as your counsel in the registration of 6,500,000 units of limited liability company interest (the "Units") of Yosemite Mortgage Fund II, LLC, (the "Company"), a California limited liability company having MFP Management LLC, a California limited liability company, as the manager (the "Manager"). Such Units are to be sold in the initial public offering for cash for $10.00 each and under the Company's distribution reinvestment plan for the same price. The Units are to be registered with the Securities and Exchange Commission under a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission on or about August 16, 2002 (the "Registration Statement"). We are familiar with the documents and materials relating to the Company relevant to this opinion.

         In rendering our opinion, we have reviewed the Registration Statement and the Second Amended Operating Agreement which is Exhibit A to the Prospectus that is part of the Registration Statement (the "Operating Agreement") and the Company's Articles of Organization filed with the California Secretary of State, under the Beverly-Killea Limited Liability Company Act. We have assumed that the Company has been and will continue to be operated in accordance with the provisions of the Operating Agreement. We have also assumed that each of the members purchasing the Units and the Manager will execute the Subscription Agreement and Power of Attorney, included as Exhibit B to the Prospectus that is a part of the Registration Statement.

         Based on the foregoing review and assumptions, it is our opinion that under the laws of the State of California that:

                  (a) The Company is duly organized and validly existing and in good standing as a limited liability company; and

                  (b) Upon payment by the subscribers for Units of their required capital contributions, the Units will be validly authorized and legally issued, fully paid and non-assessable.

                                             Very truly yours,

                                             /s/  WHITEHEAD, PORTER & GORDON LLP

                                    Ex. 5-1